UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2014
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd., Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 5, 2014, Associated Materials, LLC (the “Company”) issued a press release announcing Dana R. Snyder’s resignation as Interim Chief Executive Officer of the Company and the appointment of Brian C. Strauss as President and Chief Executive Officer of the Company. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.
(b)    Effective May 5, 2014, Mr. Snyder resigned from his position as Interim Chief Executive Officer of the Company and each of Associated Materials Group, Inc. (“Parent”), Associated Materials Incorporated and AMH New Finance, Inc. (together with the Company, the “Companies”). Mr. Snyder will remain on the board of directors (the “Board”) of each of the Companies as a non-employee director.
(c)    Effective May 5, 2014, the Board appointed Mr. Strauss, 48, as President and Chief Executive Officer, and as a director, of each of the Companies and of certain subsidiaries of the Company. Before joining the Company, Mr. Strauss served as President and Chief Executive Officer of Henry Company, a manufacturer of building materials and performance additives, from 2007 to April 2014. Before joining Henry Company, Mr. Strauss served as President of Covalence Specialty Materials Corp. and its predecessor Tyco Plastics from 2003 to 2006. From 1995 to 2003, Mr. Strauss held various management positions and commercial roles at Honeywell International Inc. and its predecessor AlliedSignal Inc., most recently Vice President and General Manager of the Energy Strategic Business Enterprise within Honeywell’s Industry Solutions business. Mr. Strauss began his career as a management trainee and account representative at Westinghouse Electric Supply Company. Mr. Strauss’ prior executive management experience and knowledge of manufacturing operations and the building products industry make him well-qualified to serve as a member of the Company’s board of directors.
Employment Agreement
On March 24, 2014, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Strauss, pursuant to which he agreed to serve as the Company’s President and Chief Executive Officer.
Pursuant to the Employment Agreement, Mr. Strauss will receive an annual base salary of $600,000 and a one-time signing bonus of $178,100 and is eligible for an annual bonus with a target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 300% of his base salary (prorated for 2014). The Company will reimburse Mr. Strauss for certain amounts in connection with his travel and eventual relocation to the Northeast Ohio area.
If Mr. Strauss’ employment is terminated by the Company without cause or he resigns for good reason, he will be entitled to (i) his base salary for two years, payable in equal installments, (ii) his incentive bonus, prorated for the year in which such termination occurs and in accordance with the terms of the Employment Agreement and (iii) continued medical and dental benefits for up to two years. The severance benefits are subject to Mr. Strauss’ execution of a general release in favor of the Company and its affiliates and Mr. Strauss’ continued compliance with the restrictive covenants in the Employment Agreement.
Pursuant to the Employment Agreement, Mr. Strauss will be subject to restrictions on competition and solicitation of employees and customers during his employment with the Company and for a period of two years thereafter. The Employment Agreement also contains customary confidentiality, invention assignment and non-disparagement covenants.

Option Agreements
Parent expects to enter into stock option agreements for time-based vesting options (the “Time Option Agreement”) and performance-based vesting options (the “Performance Option Agreement”) with Mr. Strauss pursuant to which he will be granted nonqualified stock options to purchase shares of Parent common stock (“Common Stock”) pursuant to Parent’s 2010 Stock Incentive Plan. The time-based vesting options will be subject to time-based vesting over a five-year period, and the performance-based vesting options will be subject to performance-based vesting conditions, based on the attainment of annual adjusted EBITDA goals over a five-year period. All of the performance-based vesting options and a portion of the time-based vesting options will have an exercise price equal to the grant date fair market value of the underlying shares of Common Stock; a portion of the time-based vesting options will have an exercise price equal to two times the grant date fair market value of such stock; and the remaining portion of the time-based vesting options will have an exercise price equal to four times the grant date fair market value of such stock. The shares of Common Stock acquired upon the exercise of such stock options will be subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options will expire on the tenth anniversary of the date of grant. Parent expects to grant Mr. Strauss an option to purchase any part or all of an aggregate number of 1,600,000 shares of Common Stock pursuant to the Time Option Agreement and 400,000 shares of Common Stock pursuant to the Performance Option Agreement.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated as of March 24, 2014, by and between Associated Materials, LLC and Brian C. Strauss.
99.1	Press Release, dated May 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

Date:	May 5, 2014	By:	/s/Paul Morrisroe
Paul Morrisroe
Senior Vice President and Chief Financial Officer